HMF N-SAR


SUB-ITEM 77I: Terms of new or amended securities

On February 28, 2017, the Registrant registered Class F and Class T Shares for all Series of the Registrant. The classes have all of the rights, preferences and privileges as set forth in the Registrant's charter and as set forth in each Fund's current prospectus, statement of additional information and multiple class plan. Class T Shares are not currently available for purchase. A description of each class is contained in Post-Effective Amendment No. 154 to the Registrant's Registration Statement on Form N-1A as filed with the SEC via EDGAR on February 28, 2017
(SEC Accession No. 0001571049-17-001717) and
incorporated herein by reference.

On February 28, 2017, the Registrant registered Class A,
Class C, Class I, Class R3, Class R4, Class R5, Class R6 and Class F Shares for the Hartford Global Impact Fund.
The classes have all of the rights, preferences and privileges as set forth in the Registrant's charter and as set forth in the Fund's current prospectus, statement of additional information and multiple class plan. A description of the classes are contained in Post-Effective Amendment No. 153 to the Registrant's Registration
Statement on Form N-1A as filed with the SEC via
EDGAR on February 28, 2017 (SEC Accession No. 0001104659-17-012288) and incorporated herein by reference.




204779741_1 LAW
204779741_1 LAW